UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2013

Asia Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-51048	47-0855301
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

119 Commercial St., Ste 190-115, Bellingham, WA 98225

 (Address of Principal Executive Offices) (Zip Code)

(360) 392-2841

Registrant’s telephone number, including area code

(Former Name or Former Address

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Asia Properties, Inc. (API) has executed a Memorandum of Understanding “MOU” to acquire a company with mining interests in Peru.

The target company, Wonderland Limited owns a 100% share of Oriental Expansion Limited (OE), which has a management contract to provide coordination services for exploration, mining, transportation and exportation for the Siu Ku Mine in Peru. For providing these services, OE will derive US$15 per ton of iron ore exported. OE also has an agreement to provide services for a gold mining operation, in which the service fee is 30% of the net profit of the gold mine. The Company has entered into the Agreement with China Railway Material Group Co. Ltd to supply Iron Ore and other metal ores.

In conducting a pre-Memorandum of Understanding due diligence, OE has independently agreed that API’s assets and mining claims is deemed to be $1.00 per share. Therefore, the terms for the acquisition of 100% of the shares of the company are for 161,180,000 restricted shares of ASPZ at the deemed price of USD $1.00 per share or US$ 161,180,000. The MOU will have a term of 90 days whereby both sides will conduct due diligence and usual corporate processes before entering into a Sales and Purchase Contract

Exhibit No.    Description

10.7    Memorandum of Understanding between Asia Properties, Inc. and Wonderland Limited, dated April 3, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2013

ASIA PROPERTIES, INC.

/s/ Daniel S. Mckinney
Daniel S. Mckinney
President, Chief Executive Officer, Director